Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

FOR IMMEDIATE RELEASE	CONTACT:	Investors:	Ann Taylor
(404) 676-5383

		Media:	Dana Bolden
(404) 676-2683

THE COCA-COLA COMPANY REPORTS

SECOND QUARTER AND HALF YEAR 2007 RESULTS

•                  Second quarter reported EPS increased 3 percent to $0.80; up 15 percent to $0.85, after considering items impacting comparability.

•                  Second quarter net revenue growth of 19 percent on worldwide unit case volume growth of 6 percent.

•                  International unit case volume up 9 percent, led by 6 percent growth in Trademark Coca-Cola.

•                  Balanced growth with sparkling beverage unit case volume up 4 percent and still beverage unit case volume up 12 percent.

ATLANTA, July 17, 2007 — The Coca-Cola Company today reported second quarter earnings per share of $0.80, which included a net charge of $0.05 per share primarily related to restructuring charges and a non-cash impairment charge at an equity investee.  Earnings per share for the quarter increased 3 percent on a reported basis and 15 percent after considering items impacting comparability in both the current and prior year quarters.  Earnings per share for the second quarter of 2006 were $0.78 and included a net benefit of $0.04 per share, primarily related to the gain on sale of shares in the initial public offering of the Turkish bottler.

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“We delivered another strong quarter,” said Neville Isdell, chairman and chief executive officer, The Coca-Cola Company.  “While very pleased with this performance, we must underscore that we continue to manage for the long term.  An overall favorable global environment has assisted our concerted and successful actions in the market place.

“This is our second consecutive quarter of 6 percent unit case volume growth and double-digit comparable earnings growth.  We continue to demonstrate the growth potential of sparkling beverages, which delivered 4 percent growth in the quarter, while also driving 12 percent growth across our ever-expanding still portfolio.  As we enter the second half of the year, we remain focused on leveraging our leading brands, building our innovation pipeline and driving productivity — the platform for delivering long-term sustainable growth.”

“The second quarter was a significant one for The Coca-Cola Company,” said Muhtar Kent, president and chief operating officer, The Coca-Cola Company.  “Not only did we deliver strong, broad-based growth, but we also successfully completed the acquisition of glacéau, demonstrating our commitment to restoring growth in our flagship market of North America.  Our results continue to be led by our international operations, which once again delivered 9 percent unit case volume growth.  Performance in important markets, such as Japan, Germany, India and the Philippines, is showing signs that the actions we’ve taken are working.  Much work remains to be done as our business and industry evolves, but each quarter — including now in North America — we are making steady progress.  I am confident that with our focused and effective strategic agenda supported by a renewed confidence within our organization, we will continue to deliver growth and value to our shareowners over the long term.”

(All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.)

Financial Highlights

•                  Second quarter net operating revenues increased 19 percent.  Revenue growth reflected a 7 percent increase in concentrate sales, a 7 percent increase from structural changes resulting from acquisitions of certain bottlers, a 2 percent benefit from pricing and mix and a 3 percent positive currency impact.

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•                  Operating income in the quarter increased 11 percent on a reported basis and 12 percent after considering items impacting comparability in both the current and prior year periods.  Items impacting comparability negatively affected second quarter pre-tax operating income by $48 million in 2007 and by $31 million in 2006.  Currency benefited operating income in the quarter by 3 percent.

•                  The Company has lowered its expected underlying effective tax rate on operations for 2007 and 2008 to 22.5 percent from 23.0 percent, providing a $0.01 per share benefit in the quarter.

•                  Year-to-date, the Company repurchased $1.0 billion of its stock and intends to repurchase a total of $1.75 to $2.0 billion of its stock for the full year.

•                  Cash from operations was $3.3 billion year-to-date, compared with $2.8 billion in the prior year period, an increase of 19 percent.

Operational Highlights

(All references to unit case volume percentage changes in this section are computed based on average daily sales.  Group operational highlights are reported in line with the Company’s operating structure as described in the Company’s Form 8-K filing dated April 2, 2007.)

Total Company

•                  Unit case volume increased 6 percent in the second quarter and 6 percent year-to-date.  For the second consecutive quarter, nearly all of the Company’s top 22 markets delivered solid growth.

•                  International operations delivered 9 percent unit case volume growth in the quarter, reflecting broad-based growth across essentially all key geographies.  Latin America continued to generate strong growth across the region.  Key emerging markets, including China, Turkey, India, Brazil, South Africa, Eastern Europe and Southern Eurasia all increased at double-digit rates.  Importantly, the Philippines achieved double-digit unit case volume growth as actions began to take hold.  Unit case volume growth of 4 percent in Japan reflected continued improvement.  The European Union and Africa Groups produced solid unit case volume growth of 5 percent and 8 percent, respectively.  Acquisitions contributed approximately 1 percentage point of international volume growth in the quarter.

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•                  The Company continued to achieve strong growth in sparkling beverages, which increased unit case volume 4 percent in the quarter.  Key brands led the way with Trademarks Coca-Cola, Fanta and Sprite growing unit case volume 3, 6 and 8 percent, respectively, in the quarter.

•                  Still beverage unit case volume increased 12 percent in the quarter, continuing its strong performance.  Unit case volume in the quarter for Trademark Dasani increased by mid-single digits, and Trademark Powerade increased by double-digits, both cycling double-digit growth in the prior year quarter.  Additionally, Trademark Minute Maid achieved mid-single digit growth in the quarter.

•                  Globally, the Company maintained or gained value share in key beverage categories, including sparkling beverages, juice/juice drinks, sports drinks, water, ready-to-drink teas and energy drinks.

Africa

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date
Unit Case Volume	8%	13%
Net Revenues	20%	16%
Operating Income	(9%)	1%

•                  The Africa Group unit case volume increased 8 percent in the quarter, reflecting continued balanced growth across the Group.  This performance was led by 12 percent growth in South Africa and solid performance in East & Central Africa and North & West Africa.  Net revenues for the quarter increased 20 percent, reflecting a 15 percent increase in concentrate sales, positive pricing and mix, partially offset by an unfavorable double-digit currency impact.  The operating income decline in the quarter of 9 percent reflected the increase in net revenues, offset by restructuring charges and the continued investment in key marketing initiatives including the launch of the Coke Side of Life marketing campaign throughout most of the Group.

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Eurasia

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date
Unit Case Volume	15%	16%
Net Revenues	17%	20%
Operating Income	29%	31%

•                  The Eurasia Group’s unit case volume increased 15 percent in the quarter, cycling 11 percent growth in the prior year quarter.  Double-digit unit case volume growth across most of the Group, including India, Turkey, Eastern Europe and Southern Eurasia, drove the results.  Net revenues for the quarter increased 17 percent, benefiting from an 11 percent increase in concentrate sales, positive pricing, mix and currency impacts.  Operating income growth in the quarter of 29 percent reflected the benefit of the net revenue increase and the continued investment in key business initiatives.

•                  In India, unit case volume increased 12 percent in the quarter, cycling a decline of 12 percent in the prior year quarter.  Continued investment in building organizational capabilities and focus on improved execution by the consolidated bottling operations resulted in solid growth and share gains in sparkling and still beverages.

European Union

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date
Unit Case Volume	5%	7%
Net Revenues	15%	19%
Operating Income	21%	25%

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•                  Unit case volume in the European Union Group increased 5 percent in the quarter, driven by solid results in France, Germany and Central and Southern Europe.  The acquisitions in 2006 of the Apollinaris and Fonti Del Vulture brands, in Germany and Italy respectively, contributed 3 percentage points of unit case volume growth in the quarter.  In the quarter, net revenues increased 15 percent, reflecting a 4 percent increase in concentrate sales, positive price and mix, and a high single-digit benefit from currency.  Operating income in the quarter increased 21 percent, primarily reflecting the net revenue increase and the continued investment in key marketing initiatives, including leveraging the Coke Side of Life, Music and iTunes marketing campaigns across the Group, as well as the continued success of Coca-Cola Zero.

•                  Unit case volume in Northwest Europe for the quarter increased by low single-digits, the sixth consecutive quarter of growth.  Trademark Coca-Cola delivered low single-digit unit case volume growth, which benefited from the launch of Coca-Cola Zero in France, the Netherlands and Ireland.  High single-digit growth in still beverages also contributed to the results.

•                  Unit case volume in Germany increased 7 percent.  The results were driven by improved marketplace execution, solid growth in sparkling beverages, particularly diets and lights which grew unit case volume double-digits on the continued success of
Coca-Cola Zero, the expansion of the ‘Zero’ concept to Trademarks Fanta and Sprite, and  increased availability in the discounter channel.  The acquisition of Apollinaris, a premium source water brand, contributed 6 percentage points to unit case volume growth in the quarter.  The quarter included the launch of Vio, a premium still water beverage under the Apollinaris umbrella.

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Latin America

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date
Unit Case Volume	9%	8%
Net Revenues	25%	22%
Operating Income	19%	19%

•                  The Latin America Group delivered strong unit case volume growth of 9 percent in the quarter, cycling 7 percent growth in the prior year quarter.  Solid growth across all key markets and a 6 percent growth in Trademark Coca-Cola drove the results.  In the quarter, net revenues increased 25 percent, reflecting a 9 percent increase in concentrate sales, positive pricing and mix benefits, and a mid-single digit currency benefit.  Operating income in the quarter increased 19 percent, reflecting the net revenue increase and the continued investment in key marketing initiatives, including the launch of Coca-Cola Zero in the new on-the-go ‘Contour Grip’ bottle in seven markets year-to-date, which accelerated profitable single-serve growth.

•                  In Mexico, unit case volume increased 4 percent in the quarter, cycling 5 percent growth in the prior year quarter and driving share gains.  The growth was led by Trademark Coca-Cola, which increased 3 percent for the quarter including the continued success of Coca-Cola Zero.

•                  In Brazil, unit case volume growth for the quarter was 22 percent, cycling 7 percent growth in the prior year. The acquisition of Matte Leao contributed to unit case volume growth in the quarter.  For the full year 2006, Matte Leao unit case volume was 81 million.  Strong unit case volume growth in sparkling and still beverages drove the results and led to continued share gains.

•                  In Argentina, solid growth in Trademark Coca-Cola, including the benefits of the successful launch of Coca-Cola Zero, contributed to unit case volume growth of 7 percent in the quarter, cycling 14 percent growth in the prior year quarter.

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North America

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date
Unit Case Volume	(2%)	(2%)
Net Revenues	9%	6%
Operating Income	1%	(4%)

•                  Unit case volume in the North America Group declined 2 percent in the quarter.  Net revenues for the quarter increased 9 percent, reflecting a 1 percent decrease in concentrate sales offset by positive pricing, a mix benefit from strong sales of energy drinks and Powerade and an increase due to acquisitions.  Operating income in the quarter increased 1 percent, reflecting the net revenue increase, including the benefit from acquisitions, partially offset by the impact of higher input costs on the finished goods businesses.

•                  Retail unit case volume decreased 3 percent in the quarter.  Results in the quarter reflected the expected difficult sparkling beverage industry environment and the 33 percent decline in warehouse-delivered water as the system refocuses resources behind the more profitable Dasani business.  The decline in warehouse-delivered water reduced the Group’s and Retail’s unit case volume growth rates by 1 and 2 percent, respectively.

•                  Foodservice and Hospitality unit case volume was even in the quarter, cycling 1 percent growth in the prior year quarter.

•                  Sparkling beverage unit case volume declined 3 percent in the quarter, reflecting the expected difficult category environment resulting from increased retail pricing.  Category share gains in sparkling beverages were led by the performance of diet sparkling beverages, which achieved even unit case volume growth in the quarter.  Coca-Cola Zero continued to deliver strong performance in the quarter increasing unit case volume double-digits leading to category share gains.  Also, Diet Coke and Coca-Cola Classic each gained category share in the quarter.  Energy drinks continued to deliver strong double-digit growth in the quarter.

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•                  In still beverages, Powerade continued to perform well, delivering 9 percent unit case volume growth in the quarter, cycling double-digit growth in the prior year quarter.  Dasani unit case volume increased 3 percent in the quarter, cycling 28 percent growth in the prior year quarter.  Unit case growth in teas accelerated in the quarter, increasing over 20 percent and gaining category share.  Warehouse-delivered chilled juices continued to gain category value share in the quarter, even though volume was negatively impacted by price increases to cover higher raw material costs.  This decline was partially offset by continued unit case volume growth in Trademark Simply and Odwalla juices.

•                  On June 7, 2007, the Company acquired Energy Brands Inc., also known as glacéau, the maker of vitaminwater, the leading active lifestyle beverage, for $4.1 billion.  Full year 2006 volume for glacéau was 56 million unit cases.

Pacific

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date
Unit Case Volume	9%	7%
Net Revenues	8%	7%
Operating Income	3%	3%

•                  The Pacific Group increased unit case volume by 9 percent for the quarter, cycling a 2 percent decline in the prior year quarter.  Net revenues for the quarter increased 8 percent, reflecting a 14 percent increase in concentrate sales, partially offset by country mix and a slight negative currency impact.  Operating income increased 3 percent for the quarter, driven by the increase in net revenues and the continued investment in key marketing initiatives.

•                  In Japan, unit case volume increased 4 percent in the quarter, the fourth consecutive quarter of improved results.  Growth was led by a low double-digit increase in Trademark Coca-Cola, reflecting the success of the Coke Side of Life marketing campaign and the new three cola strategy.  Georgia Coffee continued to gain category share with the renewed focus on core flavors.  Additionally, the Company announced during the quarter it had reached an agreement to acquire a 34 percent stake in Tokyo
Coca-Cola Bottling Company.  The transaction closed July 3, 2007.

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•                  In China, second quarter unit case volume grew 18 percent led by double-digit growth in sparkling beverages reflecting strong growth in the recently introduced ‘Contour Grip’ single serve package and a successful integrated music campaign on Sprite.  Still beverage unit case volume increased double-digits in the quarter reflecting strong growth in Minute Maid and Nestea.  The strong performance across the portfolio resulted in share gains in both sparkling and still beverages.

•                  In the Philippines, unit case volume increased by 11 percent in the quarter, cycling a 19 percent decline in the prior year quarter.  The Company acquired the Philippines bottler on February 22, 2007.  Results in the quarter reflect early signs that the initiatives to improve business performance are starting to gain traction.

Bottling Investments

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date
Unit Case Volume	75%	65%
Net Revenues	55%	52%
Operating Income	(14%)	143%

•                  The Bottling Investments Group’s unit case volume increased 75 percent in the quarter, reflecting unit case volume growth across the Group as well as a benefit from the acquisitions of certain bottlers.  Net revenues increased 55 percent for the quarter due to the unit case volume increase, the acquisition of certain bottlers, favorable pricing and mix, and positive currency benefits.  The operating income decline in the quarter reflects the focus on driving sustained financial performance through revenue increases offset by the impact of restructuring charges.

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Financial Review

Operating Results

Net operating revenues for the quarter increased 19 percent, reflecting a 7 percent increase in concentrate sales, a 7 percent increase from structural changes resulting from acquisitions of certain bottlers, a 2 percent benefit from pricing and mix and a 3 percent positive currency impact.

Cost of goods sold increased 30 percent for the quarter, reflecting a 7 percent increase in concentrate sales, a 16 percent increase from structural changes resulting from acquisitions of certain bottlers and items impacting comparability, a 3 percent increase from currency and increases in commodity-based input and freight costs.

Selling, general and administrative expenses for the quarter increased 17 percent, reflecting a 6 percent increase from structural changes resulting from acquisitions of certain bottlers, a 3 percent increase from currency, increased costs in the consolidated bottling operations to drive growth and continued investments in marketing.

Operating income for the quarter increased 11 percent, reflecting the growth in gross profit, the investments in marketing and increased sales and service expenses.  After considering items impacting comparability, operating income increased 12 percent.  Currency increased operating income in the quarter by 3 percent.  Based on current spot rates and the anticipated benefits of hedging coverage in place, the Company currently expects currency to have a low single-digit favorable impact on operating income for the year.

Equity income declined in the quarter primarily reflecting the non-cash impairment charge at Coca-Cola Amatil Limited, the restructuring charges at certain equity investees and the reduction in previous quarters of the Company’s ownership positions in
Coca-Cola FEMSA S.A.B. de C.V., Coca-Cola Icecek A.S. and Vonpar Refrescos S.A.

During the second quarter, the Company purchased Energy Brands Inc., known as glacéau, for $4.1 billion. The transaction is expected to be $0.01 to $0.02 dilutive to earnings per share in 2007 and slightly accretive to Company earnings per share in 2008.  Approximately 71 percent of the purchase price was paid at the closing during the current quarter, and the remaining 29 percent will be paid in the fourth quarter of 2007.  Short-term debt balances increased during the quarter primarily due to financing of this acquisition.

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In the first quarter of 2007, the Company completed the purchase of the 65 percent ownership interest of the Philippines bottler previously owned by San Miguel Corporation.  The Company continues to expect that the consolidation of the Philippines bottler and the implementation of programs to return the business to sustainable growth will negatively impact 2007 earnings per share by approximately $0.02 and have no impact in 2008.

Effective Tax Rate

The reported effective tax rate for the quarter was 23.1 percent.  The rate was increased by the impact of an increase in tax reserves related to certain tax matters and reduced by the impact of the restructuring charges and write-offs at equity investees recorded at a rate higher than the underlying effective tax rate and as a result of reducing the estimated full year underlying effective tax rate.  The Company is required to record income tax expense for the first six months of the year based on the estimated effective tax rate for the year.  As discussed in the first quarter earnings release, the Company had previously estimated that its underlying effective tax rate on operations would be approximately 23 percent for the full year.  The Company now anticipates that its underlying effective tax rate on operations for the full year 2007 and 2008 will be approximately 22.5 percent.  To bring the effective tax rate for the first six months of 2007 in line with the Company’s currently estimated full year underlying effective tax rate, the Company recorded income tax expense at an underlying effective tax rate of approximately 22.2 percent in the second quarter.  The Company’s estimated underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

New Operating Structure

As previously announced, effective January 1, 2007, the Company made certain changes to its operating structure to align geographic responsibility.  This new structure resulted in the reconfiguration of two operating segments which were renamed Eurasia Group and Pacific Group.  The reconfiguration did not impact the other existing geographic operating segments, Bottling Investments or Corporate.  Reclassified operating segment information can be found in the Company’s Form 8-K filing dated April 2, 2007.

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Items Impacting Prior Year Results

In 2006, the second quarter results included a net benefit of $0.04 per share primarily due to a gain from the sale of shares in the initial public offering of the Turkish bottler, Coca-Cola Icecek S.A.  In 2006, the first quarter results included a net reduction of $0.02 per share primarily related to non-cash impairment charges of certain assets and investments in the bottling operations in Asia.

Conference Call

The Company will host a conference call with investors and analysts to discuss the second quarter 2007 results today at 8:30 a.m. (EDT).  The Company invites investors to listen to the live audiocast of the conference call at the Company’s website, www.thecoca-colacompany.com in the “Investors” section.  A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on the Company’s website.  Further, the “Investors” section of the Company’s website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company’s financial results with investors and analysts.

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THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	June 29, 2007	June 30, 2006	% Change
Net Operating Revenues	$7,733	$6,476	19
Cost of goods sold	2,736	2,110	30
Gross Profit	4,997	4,366	14
Selling, general and administrative expenses	2,685	2,296	17
Other operating charges	42	31	—
Operating Income	2,270	2,039	11
Interest income	54	47	15
Interest expense	102	63	62
Equity income — net	190	252	(25)
Other income (loss) — net	(4)	116	—
Income Before Income Taxes	2,408	2,391	1
Income taxes	557	555	0
Net Income	$1,851	$1,836	1

Diluted Net Income Per Share*	$0.80	$0.78	3
Average Shares Outstanding — Diluted*	2,326	2,352

*                 For the second quarter, “Basic Net Income Per Share” was $0.80 for 2007 and $0.78 for 2006 based on “Average Shares Outstanding - Basic” of 2,312 and 2,350 for 2007 and 2006, respectively.

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THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Six Months Ended
	June 29, 2007	June 30, 2006	% Change
Net Operating Revenues	$13,836	$11,702	18
Cost of goods sold	4,881	3,836	27
Gross Profit	8,955	7,866	14
Selling, general and administrative expenses	5,010	4,356	15
Other operating charges	48	76	—
Operating Income	3,897	3,434	13
Interest income	91	117	(22)
Interest expense	173	126	37
Equity income — net	210	338	(38)
Other income — net	112	103	—
Income Before Income Taxes	4,137	3,866	7
Income taxes	1,024	924	11
Net Income	$3,113	$2,942	6

Diluted Net Income Per Share*	$1.34	$1.25	7
Average Shares Outstanding — Diluted*	2,324	2,359

*                 For the six months, “Basic Net Income Per Share” was $1.35 for 2007 and $1.25 for 2006 based on “Average Shares Outstanding - Basic” of 2,313 and 2,358 for 2007 and 2006, respectively.

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THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	June 29, 2007	December 31, 2006
Assets
Current Assets
Cash and cash equivalents	$4,364	$2,440
Marketable securities	177	150
Trade accounts receivable, less allowances of $120 and $63, respectively	3,315	2,587
Inventories	2,086	1,641
Prepaid expenses and other assets	1,970	1,623
Total Current Assets	11,912	8,441

Investments
Equity method investments	6,292	6,310
Cost method investments, principally bottling companies	540	473
Total Investments	6,832	6,783

Other Assets	2,656	2,701
Property, Plant and Equipment — net	7,579	6,903
Trademarks With Indefinite Lives	5,217	2,045
Goodwill	3,727	1,403
Other Intangible Assets	2,066	1,687
Total Assets	$39,989	$29,963

Liabilities and Shareowners’ Equity
Current Liabilities
Accounts payable and accrued expenses	$6,631	$5,055
Loans and notes payable	8,039	3,235
Current maturities of long-term debt	49	33
Accrued income taxes	529	567
Total Current Liabilities	15,248	8,890
Long-Term Debt	1,599	1,314
Other Liabilities	2,863	2,231
Deferred Income Taxes	1,307	608
Shareowners’ Equity
Common stock, $0.25 par value; Authorized — 5,600 shares; Issued — 3,519 shares and 3,511 shares, respectively	880	878
Capital surplus	6,651	5,983
Reinvested earnings	34,941	33,468
Accumulated other comprehensive income (loss)	(473)	(1,291)
Treasury stock, at cost — 1,208 shares and 1,193 shares, respectively	(23,027)	(22,118)
Total Shareowners’ Equity	18,972	16,920
Total Liabilities and Shareowners’ Equity	$39,989	$29,963

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THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Six Months Ended
	June 29, 2007	June 30, 2006
Operating Activities
Net income	$3,113	$2,942
Depreciation and amortization	515	433
Stock-based compensation expense	155	158
Deferred income taxes	(44)	11
Equity income or loss, net of dividends	(82)	(206)
Foreign currency adjustments	(25)	18
Gains on sales of assets, including bottling interests	(139)	(124)
Other operating charges	48	76
Other items	49	100
Net change in operating assets and liabilities	(295)	(646)
Net cash provided by operating activities	3,295	2,762

Investing Activities
Acquisitions and investments, principally trademarks and bottling companies	(3,649)	(285)
Purchases of other investments	(41)	(38)
Proceeds from disposals of other investments	258	208
Purchases of property, plant and equipment	(770)	(626)
Proceeds from disposals of property, plant and equipment	151	51
Other investing activities	5	(7)
Net cash used in investing activities	(4,046)	(697)

Financing Activities
Issuances of debt	5,762	237
Payments of debt	(2,080)	(1,143)
Issuances of stock	643	1
Purchases of stock for treasury	(958)	(1,165)
Dividends	(787)	(754)
Net cash provided by (used in) financing activities	2,580	(2,824)

Effect of Exchange Rate Changes on
Cash and Cash Equivalents	95	62

Cash and Cash Equivalents
Net increase (decrease) during the period	1,924	(697)
Balance at beginning of period	2,440	4,701
Balance at end of period	$4,364	$4,004

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THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	June 29, 2007 (1)	June 30, 2006 (4)	% Fav. / (Unfav.)	June 29, 2007 (2)	June 30, 2006 (5)	% Fav. / (Unfav.)	June 29, 2007 (2),(3)	June 30, 2006 (5), (6)	% Fav. / (Unfav.)
Africa	$300	$251	20	$79	$87	(9)	$78	$84	(7)
Eurasia	352	301	17	162	126	29	168	133	26
European Union	1,449	1,261	15	829	687	21	830	689	20
Latin America	779	622	25	413	346	19	413	346	19
North America	2,083	1,909	9	500	493	1	496	492	1
Pacific	1,170	1,079	8	506	492	3	500	490	2
Bottling Investments	2,118	1,369	55	75	87	(14)	247	330	(25)
Corporate	18	22	(18)	(294)	(279)	(5)	(324)	(173)	(87)
Eliminations	(536)	(338)	—	—	—	—	—	—	—
Consolidated	$7,733	$6,476	19	$2,270	$2,039	11	$2,408	$2,391	1

Note:        Refer to the Company’s Form 8-K filing dated April 2, 2007 for more information on the changes to the Company’s operating structure.

(1)          Intersegment revenues for the second quarter of 2007 were $12 million for Africa, $43 million for Eurasia, $258 million for European Union, $22 million for Latin America, $21 million for North America, $135 million for Pacific and $45 million for Bottling Investments.

(2)          Operating income (loss) and income (loss) before income taxes for the second quarter of 2007 were reduced by $18 million for Africa, $5 million for European Union, $2 million for Latin America, $1 million for Pacific and $23 million for Bottling Investments primarily due to asset write-downs and restructuring costs, and were increased by $1 million for Corporate.

(3)          Income (loss) before income taxes for the second quarter of 2007 was reduced by $89 million for Bottling Investments primarily due to our proportionate share of asset write-downs and restructuring costs recorded by equity investees.

(4)          Intersegment revenues for the second quarter of 2006 were $8 million for Africa, $31 million for Eurasia, $229 million for European Union, $29 million for Latin America, $14 million for Pacific and $27 million for Bottling Investments.

(5)          Operating income (loss) and Income (loss) before income taxes for the second quarter of 2006 were reduced by $27 million for European Union, $2 million for Pacific and $2 million for Bottling Investments primarily related to costs associated with production capacity efficiencies and other restructuring costs.

(6)          Income (loss) before income taxes for the second quarter of 2006 was increased by $21 million for Bottling Investments due to our proportionate share of certain items recorded by equity investees and $123 million for Corporate related to the sale of a portion of the investment in Coca-Cola Icecek in an initial public offering.

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THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Six Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	June 29, 2007 (1)	June 30, 2006 (4)	% Fav. / (Unfav.)	June 29, 2007 (2)	June 30, 2006 (5)	% Fav. / (Unfav.)	June 29, 2007 (2), (3)	June 30, 2006 (5), (6)	% Fav. / (Unfav.)
Africa	$610	$527	16	$191	$190	1	$186	$185	1
Eurasia	571	477	20	249	190	31	257	205	25
European Union	2,539	2,134	19	1,433	1,142	25	1,435	1,146	25
Latin America	1,498	1,225	22	828	695	19	828	695	19
North America	3,764	3,554	6	847	881	(4)	842	880	(4)
Pacific	2,109	1,965	7	878	855	3	868	855	2
Bottling Investments	3,612	2,383	52	73	30	143	254	348	(27)
Corporate	32	42	(24)	(602)	(549)	(10)	(533)	(448)	(19)
Eliminations	(899)	(605)	—	—	—	—	—	—	—
Consolidated	$13,836	$11,702	18	$3,897	$3,434	13	$4,137	$3,866	7

Note: Refer to the Company’s Form 8-K filing dated April 2, 2007 for more information on the changes to the Company’s operating structure.

(1)          Intersegment revenues for the first six months of 2007 were $22 million for Africa, $67 million for Eurasia, $463 million for European Union, $60 million for Latin America, $37 million for North America, $185 million for Pacific and $65 million for Bottling Investments.

(2)          Operating income (loss) and income (loss) before income taxes for the first six months of 2007 were reduced by $20 million for Africa, $5 million for European Union, $2 million for Latin America, $1 million for Pacific, $29 million for Bottling Investments and $1 million for Corporate primarily due to asset write-downs and restructuring costs.

(3)          Income (loss) before income taxes for the first six months of 2007 was reduced by $162 million for Bottling Investments primarily due to our proportionate share of asset write-downs and restructuring costs recorded by equity investees and was increased by $136 million for Corporate primarily due to gains on the sale of real estate in Spain and the sale of the ownership in Vonpar, a bottler in Brazil.

(4)          Intersegment revenues for the first six months of 2006 were $15 million for Africa, $49 million for Eurasia, $411 million for European Union, $60 million for Latin America, $31 million for Pacific and $39 million for Bottling Investments.

(5)          Operating income (loss) and income (loss) before income taxes for the first six months of 2006 were reduced by $27 million for European Union, $5 million for Pacific and $44 million for Bottling Investments primarily related to costs associated with production capacity efficiencies and other restructuring costs.

(6)          Income (loss) before income taxes for the first six months of 2006 was increased by $12 million for Bottling Investments due to our proportionate share of certain items impacting equity investees and $123 million for Corporate related to the sale of a portion of the investment in Coca-Cola Icecek in an initial public offering.

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THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended June 29, 2007
		Items Impacting Comparability							% Change
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investees	Gains on Sales of Asset	Certain Tax Matters (1)	After Considering Items (Non-GAAP)	% Change Reported (GAAP)		After Considering Items (Non-GAAP)
Net Operating Revenues	$7,733					$7,733	19	(2)	19
Cost of goods sold	2,736	$(6)				2,730	30		29
Gross Profit	4,997	6				5,003	14		15
Selling, general and administrative expenses	2,685					2,685	17		17
Other operating charges	42	(42)				—	—		—
Operating Income (3)	2,270	48				2,318	11		12
Interest income	54					54	15		15
Interest expense	102					102	62		62
Equity income - net	190		$89			279	(25)		21
Other income (loss) - net	(4)			$1		(3)	—		—
Income Before Income Taxes	2,408	48	89	1		2,546	1		12
Income taxes	557	12	26	—	$(30)	565	0		3
Net Income	$1,851	$36	$63	$1	$30	$1,981	1		14
Diluted Net Income Per Share	$0.80	$0.02	$0.03	$0.00	$0.01	$0.85 (4)	3		15
Average Shares Outstanding - Diluted	2,326	2,326	2,326	2,326	2,326	2,326

Gross Margin	64.6%					64.7%
Operating Margin	29.4%					30.0%
Effective Tax Rate	23.1%					22.2%

	Three Months Ended June 30, 2006
		Items Impacting Comparability
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investee	Transaction Gains	Certain Tax Matters (1)	After Considering Items (Non-GAAP)
Net Operating Revenues	$6,476					$6,476
Cost of goods sold	2,110					2,110
Gross Profit	4,366					4,366
Selling, general and administrative expenses	2,296					2,296
Other operating charges	31	$(31)				—
Operating Income	2,039	31				2,070
Interest income	47					47
Interest expense	63					63
Equity income - net	252		$(21)			231
Other income (loss) - net	116			$(123)		(7)
Income Before Income Taxes	2,391	31	(21)	(123)		2,278
Income taxes	555	1	(2)	14	$(22)	546
Net Income	$1,836	$30	$(19)	$(137)	$22	$1,732
Diluted Net Income Per Share	$0.78	$0.01	$(0.01)	$(0.06)	$0.01	$0.74 (4)
Average Shares Outstanding - Diluted	2,352	2,352	2,352	2,352	2,352	2,352

Gross Margin	67.4%					67.4%
Operating Margin	31.5%					32.0%
Effective Tax Rate	23.2%					24.0%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

(1)                Primarily related to changes in reserves related to certain tax matters.

(2)                Net operating revenues excluding structural changes:

	2007	2006	% Change
Reported net operating revenues	$7,733	$6,476	19%
Structural changes	(474)	—	—
Net operating revenues excluding structural changes	$7,259	$6,476	12%

(3)                Operating income for the three months ended June 29, 2007 includes a positive currency impact of approximately 3%.  Ongoing, currency neutral operating income growth is 9%.

(4)                Per share amounts do not add due to rounding.

The Company reports its financial results in accordance with U. S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the Table above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended June 29, 2007 and June 30, 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

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THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Six Months Ended June 29, 2007
		Items Impacting Comparability						% Change
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investees	Gains on Sales of Assets	Certain Tax Matters (1)	After Considering Items (Non-GAAP)	% Change Reported (GAAP)	After Considering Items (Non-GAAP)
Net Operating Revenues	$13,836					$13,836	18	18
Cost of goods sold	4,881	$(10)				4,871	27	27
Gross Profit	8,955	10				8,965	14	14
Selling, general and administrative expenses	5,010					5,010	15	15
Other operating charges	48	(48)				—	—	—
Operating Income (2)	3,897	58				3,955	13	13
Interest income	91					91	(22)	(22)
Interest expense	173					173	37	37
Equity income - net	210		$162			372	(38)	14
Other income (loss) - net	112			$(136)		(24)	—	—
Income Before Income Taxes	4,137	58	162	(136)		4,221	7	11
Income taxes	1,024	14	26	(73)	$(41)	950	11	4
Net Income	$3,113	$44	$136	$(63)	$41	$3,271	6	13
Diluted Net Income Per Share	$1.34	$0.02	$0.06	$(0.03)	$0.02	$1.41	7	15
Average Shares Outstanding - Diluted	2,324	2,324	2,324	2,324	2,324	2,324

Gross Margin	64.7%					64.8%
Operating Margin	28.2%					28.6%
Effective Tax Rate	24.8%					22.5%

	Six Months Ended June 30, 2006
		Items Impacting Comparability
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investee	Transaction Gains	Certain Tax Matters (1)	After Considering Items (Non-GAAP)
Net Operating Revenues	$11,702					$11,702
Cost of goods sold	3,836					3,836
Gross Profit	7,866					7,866
Selling, general and administrative expenses	4,356					4,356
Other operating charges	76	$(76)				—
Operating Income	3,434	76				3,510
Interest income	117					117
Interest expense	126					126
Equity income - net	338		$(12)			326
Other income (loss) - net	103			$(123)		(20)
Income Before Income Taxes	3,866	76	(12)	(123)		3,807
Income taxes	924	8	(1)	14	$(32)	913
Net Income	$2,942	$68	$(11)	$(137)	$32	$2,894
Diluted Net Income Per Share	$1.25	$0.03	$0.00	$(0.06)	$0.01	$1.23
Average Shares Outstanding - Diluted	2,359	2,359	2,359	2,359	2,359	2,359

Gross Margin	67.2%					67.2%
Operating Margin	29.3%					30.0%
Effective Tax Rate	23.9%					24.0%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

(1)                Primarily related to changes in reserves related to certain tax matters.

(2)                Operating income for the six months ended June 29, 2007 includes a positive currency impact of approximately 3%.  Ongoing, currency neutral operating income growth is 10%.

The Company reports its financial results in accordance with U. S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the Table above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the six months ended June 29, 2007 and June 30, 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

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The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company.  Along with Coca-Cola, recognized as the world’s most valuable brand, the Company markets four of the world’s top five nonalcoholic sparkling brands, including Diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light beverages, waters, juices and juice drinks, teas, coffees, energy and sports drinks.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate exceeding 1.4 billion servings each day.  For more information about The Coca-Cola Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs, changes in lifestyles and increased consumer information; increased competition; our ability to expand our operations in emerging markets; foreign currency and interest rate fluctuations; our ability to maintain good relationships with our bottling partners; the financial condition of our bottlers; our ability to maintain good labor relations, including our ability to renew collective bargaining agreements on satisfactory terms and avoid strikes or work stoppages; increase in the cost of energy; increase in cost, disruption of supply or shortage of raw materials; changes in laws and regulations relating to beverage containers and packaging, including mandatory deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and product quality as well as other product issues such as product recalls; changes in legal and regulatory environments; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information systems; additional impairment charges; our ability to successfully manage Company-owned bottling operations; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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